Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Riskified Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2021 Share Incentive Plan	Equity	Class A ordinary shares	457(c) and (h)	8,551,488 (3)	$5.68	$48,572,451.84	$110.20 per $1,000,000	$5,352.69

Total Offering Amounts						$48,572,451.84		$5,352.69
Total Fee Offsets (4)								-
Net Fee Due								$5,352.69

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Class A ordinary shares that become issuable under the 2021 Plan by reason of any share dividend, share split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding Class A ordinary shares.

(2)For purposes of computing the registration fee only. Pursuant to Rule 457(c) and (h) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the 2021 Plan is based upon the average of the high and low prices of the Company’s Class A ordinary shares, as reported on the New York Stock Exchange on February 21, 2023, which date is within five business days prior to the filing of this Registration Statement.

(3)Represents 8,551,488 shares to be issued pursuant to an automatic annual increase to the number of Class A ordinary shares available for issuance under the 2021 Plan, effective January 1, 2023.
(4)The registrant does not have any fee offsets.